Clark Wilson LLP
Barristers & Solicitors
Patent & Trade-mark Agents
Our File No.	24751-0021 / CW8329774.1	800-885 W Georgia Street

Vancouver, BC V6C 3H1
Tel. 604.687.5700
Fax 604.687.6314

July 2, 2015

BY EMAIL

Liberty Star Uranium & Metals Corp.
5610 E. Sutler Lane
Tucson, Arizona 85712
U.S.A.

Attention:      James Briscoe, President and Chief Executive Officer

Dear Sirs:

Re:	Liberty Star Uranium & Metals Corp. – Registration Statement on Form S-1

                         We have acted as counsel to Liberty Star Uranium & Metals Corp. (the “Company”), a Nevada corporation, in connection with the preparation of a registration statement on Form S-1 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, for resale of up to 100,000,000 shares (the “Registered Shares”) of the Company’s common stock to be sold to Tangiers Investment Group, LLC under the investment agreement dated June 20, 2015 (the “Investment Agreement”).

                         In connection with this opinion, we have reviewed:

(a)	the articles of incorporation of the Company, as amended;

(b)	the bylaws of the Company, as amended;

(c)	resolutions adopted by the board of directors of the Company pertaining to the Registered Shares;

(d)	the Registration Statement; and

(e)	the prospectus (the “Prospectus”) constituting a part of the Registration Statement.

                         We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon the statements or a certificate of an officer and director of the Company.

                         We have assumed that the articles of incorporation of the Company will be validly amended to increase the number of authorized shares of common stock of the Company from 1,250,000,000 to 6,250,000,000 (the “Authorized Capital Increase”) before the Company issues the Registered Shares.

                         Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that, if and when the Authorized Capital Increase has been effected, the Registered Shares, once issued in accordance with the terms of the Investment Agreement, will be duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company.

                         This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada constitution, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

                         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus, and to our being named in the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP

cc:      United States Securities and Exchange Commission